Exhibit 99.2

Kintara Therapeutics Announces Closing of Additional $2.2 Million Private Placement Priced at the Market

SAN DIEGO, August 25, 2020 — Kintara Therapeutics, Inc. (“Kintara” or the “Company”) (Nasdaq: KTRA) announced today that it has closed its previously announced private placement with investors providing for the sale and issuance of 2,185 shares of its Series C Convertible Preferred Stock (the "Preferred Stock") at a purchase price of $1,000 per share priced at-the-market under the rules of the Nasdaq Stock Market. The Preferred Stock is convertible into shares of the Company's common stock at a conversion price of $1.214 per share.  The closing resulted in gross proceeds to the Company of approximately $2.2 million, which is in addition to the $19.6 million of gross proceeds previously announced in connection with the initial closing of the private placement. The Preferred Stock accrues dividends as previously announced.

The Company intends to use the net proceeds from the offering to fund the previously announced registration study for VAL-083 in newly diagnosed and recurrent GBM, the 15-patient REM-001 confirmatory lead-in study intended to continue seamlessly into a full Phase 3 pivotal study for CMBC, and for working capital. Also, as previously disclosed, the GBM trial will be executed through the Company's partnership with Global Coalition for Adaptive Research (GCAR) through the Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study, an adaptive clinical trial platform in GBM.

The shares of Preferred Stock described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and, along with the common shares issuable upon their exercise or payable as dividends pursuant to the Preferred Stock, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Kintara

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs.

Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a “first-in-class”, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara’s internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary late stage photodynamic therapy (PDT) platform that holds promise as a localized cutaneous or visceral tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late stage pivotal testing.

Forward-Looking Statements

This press release contains forward-looking statements based upon Kintara’s current expectations. This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Kintara has based these forward-looking statements largely on its then-current expectations and projections about future events, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Kintara’s control, and actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the impact of the COVID-19 pandemic; (ii) risks and uncertainties relating to Kintara’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of Kintara’s products and technology; the availability of substantial additional funding for Kintara to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, Kintara’s business, research, product development, regulatory approval, marketing and distribution plans and strategies (ii) whether the recently closed merger with Adgero Biopharmaceuticals will be successful, and (iii) those risks detailed in Kintara’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Kintara from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Kintara cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Kintara undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Contact Information

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Head of Public Relations
CORE IR
917-885-7378
julesa@coreir.com